INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-44568 of The Hillman Aggressive Equity Fund and The Hillman Total Return Fund (each a series of Hillman Capital Management Investment Trust) of our reports dated October 24, 2003, appearing in the Annual Reports for the year ended September 30, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.





/s/ Deloitte & Touche LLP
New York, New York

January 28, 2004